EXHIBIT 99.1
1259 NW 21st Street
Pompano Beach, FL 33069
NEWS
FOR MORE INFORMATION:
August 12, 2011	954-917-4114
                                                                                                                                             HOWARD L. EHLER, JR.
CHIEF OPERATING OFFICER

IMPERIAL ANNOUNCES SECOND QUARTER
AND SIX MONTHS 2011 RESULTS

Pompano Beach, FL………Imperial Industries, Inc. (OTCBB: “IPII”) announced today the results of operations for the second quarter and six months ended June 30, 2011.

Net sales for the second quarter ended June 30, 2011 were $2,170,000, compared to $2,681,000 for the same period in 2010, a decrease of 19.1%. For the second quarter ended June 30, 2011, the Company had a loss from continuing operations of $204,000, or $.08 per diluted share, compared to a loss from continuing operations of $77,000, or $.03 per diluted share, for the same period in 2010. The loss from continuing operations in the second quarter of 2010 included income of $74,000 arising from a reduction in an accrued loss contingency related to guarantees of certain obligations of the Company’s discontinued distribution operations. The Company generated a net loss, including discontinued operations, for the second quarter ended June 30, 2011 of $270,000, or $.11 per diluted share, compared to a net loss, including discontinued operations of $84,000, or $.03 per diluted share, for the same period in 2010. Discontinued operations related to the closure of the Company’s distribution facilities during 2009 and 2008 accounted for losses of $66,000, or $.03 per diluted share in the second quarter of 2011 compared to $7,000, or $.00 per diluted share in the prior year period. The loss from discontinued operations in the second quarter of 2010 included a gain of $230,000 realized from the sale of certain real property associated with the Company’s former distribution facilities.

Net sales for the six months ended June 30, 2011 were $3,942,000, compared to $4,568,000 for the same period in 2010, a decrease of 13.7%. For the six months ended June 30, 2011, the Company had a loss from continuing operations of $412,000, or $.16 per diluted share, compared to a loss from continuing operations of $600,000, or $.24 per diluted share, for the same period in 2010. In the first six months of 2011, the loss from continuing operations included a gain of $325,000 on the settlement of certain litigation. The Company had a gain of $32,000 arising from a reduction in the accrued loss contingency described above for the first six months of 2010. Discontinued operations accounted for losses of $177,000, or $.07 per diluted share for the first six months of 2011 compared to $360,000, or $.14 per diluted share in the prior year period. Results of discontinued operations for the first six months of 2010 included a $230,000 gain realized from the sale of certain real property associated with the discontinuance of the Company’s former distribution facilities. As a result, the Company incurred a net loss of $589,000, or $.23 per diluted share, for the first six months of 2011 compared to a net loss of $960,000, or $.38 per diluted share, for the comparable period in 2010.

Net sales for the second quarter and six months ended June 30, 2011 were lower than prior year periods primarily due to lower demand for Company products because of weak construction activity compared to historical periods. The decline in sales continued to have an adverse effect on operating results for the respective periods.

S. Daniel Ponce, Imperial’s Chairman of the Board, stated: “All signs indicate construction activity will remain anemic in Florida, our largest trade area, for the remainder of the year. We are continuing to focus on initiatives to improve efficiency and expand our base of business through geographic expansion and the

Page 2 of News Release dated August 12, 2011

development of new product offerings in an effort to strengthen our operations when market conditions improve.”

 For more information, please refer to the Company’s Form 10-Q for the quarter ended June 30, 2011 which is being filed with the Securities and Exchange Commission on August 12, 2011 and which will be available on the Company’s website www.imperialindustries.com shortly. The content of the Company’s website is not, nor should it be deemed to be, incorporated by reference into any reports that we file with the SEC.

Imperial Industries, Inc., through its subsidiary, Premix-Marbletite Manufacturing Co., is engaged in the manufacture and distribution of pool, stucco, plaster and roofing products to building materials dealers, contractors and others, primarily in the State of Florida and to a lesser extent, the rest of the Southeastern United States, with facilities in the State of Florida. See our website at www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including changes in economic, business, and competitive market conditions, and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors.”  The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.

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IMPERIAL INDUSTRIES, INC.
Financial Highlights
(Unaudited)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net Sales	$3,942,000	$4,568,000	$2,170,000	$2,681,000

Loss from continuing operations, net of taxes (1)	$(412,000)	$(600,000)	$(204,000)	$(77,000)
Loss from discontinued operations, net of taxes (2)	(177,000)	(360,000)	(66,000)	(7,000)

Net loss	$(589,000)	$(960,000)	$(270,000)	$(84,000)

Earnings (loss) per Common Share:

Loss from continuing operations - basic and diluted	$(0.16)	$(0.24)	$(0.08)	$(0.03)
Loss from discontinued operations - basic and diluted	(0.07)	(0.14)	(0.03)	-
Net loss per share - basic and diluted	$(0.23)	$(0.38)	$(0.11)	$(0.03)

Weighted average shares outstanding -
basic and diluted	2,558,335	2,550,460	2,558,335	2,550,460

Notes to Financial Highlights

(1) For the six months ended June 30, 2011, loss from continuing operations includes a $325,000 gain on the settlement of certain litigation. In addition, for the six and three months ended June 30, 2010, the loss from continuing operations includes income of $32,000 and $74,000, respectively, resulting from a reduction in an accrued loss contingency related to the discontinuance of the Company's former distribution operations.

(2) For the six months and three months ended June 30, 2010, loss from discontinued operations includes a gain of $230,000 realized from the sale of real property associated with the Company's former distribution facilities.